EXHIBIT 99.1

Spark Networks® Establishes New Open Market Stock Buyback

Program of up to 500,000 Shares

BEVERLY HILLS, Calif., August 20, 2007 — Spark Networks, Inc. (AMEX:LOV), a leading provider of online personals services, today announced that it has established a repurchase program for the purchase of up to an additional 500,000 shares of Spark Networks Common Stock. Purchases under the plan will be made from time to time, in the open market by a broker. The plan will be conducted in compliance with the requirements of Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934.

On August 15, 2007, the company announced it had completed the repurchase of the full two million shares authorized under its previous open market program approved by shareholders in November 2006.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Contacts:

Investors:	Mark Thompson
+ 1 323 836 3000 ext. 4015
mthompson@spark.net

Media:	Gail Laguna
+ 1 323 836 3000 ext. 4402
glaguna@spark.net